April 2017

Pricing Sheet dated April 11, 2017 relating to

Preliminary Pricing Supplement No. 1,467 dated April 7, 2017

Registration Statement Nos. 333-200365; 333-200365-12

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

Trigger Securities Based on a Weighted Basket Consisting of Three Indices due April 15, 2021

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS – APRIL 11, 2017
	Issuer:			Morgan Stanley Finance LLC
	Guarantor:			Morgan Stanley
	Maturity date:			April 15, 2021
	Original issue price:			$10 per Trigger Security
	Stated principal amount:			$10 per Trigger Security
	Pricing date:			April 11, 2017
	Original issue date:			April 18, 2017 (5 business days after the pricing date)
	Aggregate principal amount:			$5,000,000
	Interest:			None
Basket:	Basket component		Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	S&P 500® Index (the “SPX Index”)		SPX	60%	2,353.78	0.025490912
	EURO STOXX 50® Index (the “SX5E Index”)		SX5E	30%	3,470.04	0.008645433
	MSCI Emerging Market IndexSM (the “MXEF Index”)		MXEF	10%	954.44	0.010477348
We refer to the SX5E Index, the SPX Index and the MXEF Index, collectively as the underlying indices and the basket components.
	Payment at maturity (per Trigger Security):			▪ If the final basket value is greater than the initial basket value: $10 x basket performance factor
▪ If the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level: $10

▪       If the final basket value is less than the trigger level:

$10 x basket performance factor

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $10 and could be zero.

	Minimum payment at maturity:			None
	Basket performance factor:			final basket value / initial basket value
	Trigger level:			50, which is 50% of the initial basket value
	Initial basket value:			100, which is equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket—Initial basket component value” above, and the applicable multiplier for each of the basket components, each of which was determined on the pricing date.
	Final basket value:			The basket closing value on the valuation date.
	Valuation date:			April 12, 2021, subject to postponement for non-index business days and certain market disruption events.
	Basket closing value:			The basket closing value on any day is the sum of the products of the basket component closing values of each of the basket components and the applicable multiplier for each of the basket components on such date.
	Basket component closing value:			In the case of each underlying index, the index closing value as published by the index publisher.
	Multiplier:			The multipliers were set on the pricing date based on each basket component’s respective initial basket component value so that each basket component represents its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the Trigger Securities. See “Basket—Multiplier” above.
	Listing:			The Trigger Securities will not be listed on any securities exchange.
	CUSIP / ISIN:			61766W212 / US61766W2127
	Agent:			Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
	Estimated value on the pricing date:			$9.611 per Trigger Security. See “Investment Overview” in the accompanying preliminary terms.
	Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
	Per Trigger Security	$10	$0.25
			$0.05	$9.70
	Total	$5,000,000	$150,000	$4,850,000

(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.25 for each Trigger Security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Trigger Security.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The Trigger Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

References to “we,” “us,” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Terms No. 1,467 dated April 7, 2017

Prospectus Supplement dated February 16, 2016        Index Supplement dated January 30, 2017

Prospectus dated February 16, 2016

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.